Filed pursuant to Rule 433

Registration No. 333-277032

Issuer Free Writing Prospectus dated February 18, 2025

Relating to Preliminary Prospectus Supplement dated February 18, 2025

Mastercard Incorporated

$300,000,000 Floating Rate Notes due 2028

$450,000,000 4.550% Notes due 2028

$500,000,000 4.950% Notes due 2032

Pricing Term Sheet

February 18, 2025

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated February 18, 2025 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Floating Rate Notes due 2028

Issuer:	Mastercard Incorporated

Security Title:	Floating Rate Notes due 2028

Offering Format:	SEC Registered

Size:	$300,000,000

Maturity Date:	March 15, 2028

Coupon:	Compounded SOFR, plus 0.44% per year

Price to Public:	100% of the principal amount

Interest Payment Dates:	Quarterly on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2025 (long first coupon)

Day Count Convention:	Actual/360

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on June 15, 2025, plus 44 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Optional Redemption:	Mastercard Incorporated may not redeem the 2028 Floating Rate Notes prior to maturity

CUSIP / ISIN:	57636Q BE3 / US57636QBE35

Calculation Agent:	Deutsche Bank Trust Company Americas

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 18, 2025

Expected Settlement Date:	February 27, 2025 (T+7*)

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. NatWest Markets Securities Inc. PNC Capital Markets LLC

SG Americas Securities, LLC Commerz Markets LLC Lloyds Securities Inc. Santander US Capital Markets LLC

Senior Co-Managers:	BMO Capital Markets Corp. Commonwealth Bank of Australia ICBC Standard Bank Plc Loop Capital Markets LLC

Co-Managers:	Cabrera Capital Markets LLC CastleOak Securities, L.P.

4.550% Notes due 2028 & 4.950% Notes due 2032

Issuer:	Mastercard Incorporated

Security Title:	4.550% Notes due 2028	4.950% Notes due 2032

Offering Format:	SEC Registered	SEC Registered

Size:	$450,000,000	$500,000,000

Maturity Date:	March 15, 2028	March 15, 2032

Coupon:	4.550%	4.950%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing September 15, 2025 (long first coupon)	Semi-annually on March 15 and September 15 of each year, commencing September 15, 2025 (long first coupon)

Day Count Convention:	30/360	30/360

Price to Public:	99.924% of the principal amount	99.820% of the principal amount

Benchmark Treasury:	UST 4.250% due February 15, 2028	UST 4.375% due January 31, 2032

Benchmark Treasury Price and Yield:	99-25 1⁄4; 4.326%	99-12; 4.480%

Spread to Benchmark Treasury:	+25 basis points	+50 basis points

Reoffer Yield:	4.576%	4.980%

Optional Redemption:
Make-Whole Call:	+5 basis points prior to February 15, 2028	+10 basis points prior to January 15, 2032

Par Call:	On or after February 15, 2028 (1 month prior to the maturity date of the Notes)	On or after January 15, 2032 (2 months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636Q BF0 / US57636QBF00	57636Q BG8 / US57636QBG82

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 18, 2025

Expected Settlement Date:	February 27, 2025 (T+7*)

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

NatWest Markets Securities Inc.

PNC Capital Markets LLC

SG Americas Securities, LLC

Commerz Markets LLC

Lloyds Securities Inc.

Santander US Capital Markets LLC

Senior Co-Managers:	BMO Capital Markets Corp. Commonwealth Bank of Australia ICBC Standard Bank Plc Loop Capital Markets LLC

Co-Managers:	Cabrera Capital Markets LLC CastleOak Securities, L.P.

The issuer has filed a registration statement including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling (i) Deutsche Bank Securities Inc. at 1-800-503-4611, (ii) Citigroup Global Markets Inc. at 1-800-831-9146, (iii) HSBC Securities (USA) Inc. at (866) 811-8049, (iv) NatWest Markets Securities Inc. at 1-203-897-6166, (v) PNC Capital Markets LLC at 855-881-0697 and (vi) SG Americas Securities, LLC at 1-855-881-2108.

*It is expected that delivery of the Notes will be made against payment therefor on or about February 27, 2025, which will be the seventh business day following the date hereof (this settlement cycle referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to February 27, 2025, will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

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